Exhibit 5

Pamela Scott General Counsel Human Resources

April 22, 2011

Citigroup Inc.

399 Park Avenue

New York, NY 10043

Ladies and Gentlemen:

I am General Counsel—Human Resources of Citigroup Inc., a Delaware corporation (the “Company”). I have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 449,167,863 shares of Citigroup Inc. common stock, $.01 par value (the “Shares”) for issuance in accordance with the terms of the Citigroup 2009 Stock Incentive Plan, as amended and restated effective April 21, 2011 (the “Plan”).

In connection with the foregoing, I or attorneys under my supervision have examined the Restated Certificate of Incorporation and By-Laws of the Company, as amended, the Plan, resolutions duly adopted by the Board of Directors of the Company relating to the Plan, and such other documents and instruments of the Company that I have deemed necessary or appropriate for the purposes of the opinion expressed herein. In addition, I or attorneys under my supervision have conferred with various officers and directors of the Company and have ascertained or verified to my satisfaction such additional facts as I have deemed necessary or appropriate for the purposes of this opinion. As to certain factual matters relevant to this opinion, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing I am of the opinion that, when issued in accordance with the provisions of the Plan, the Shares will be legally issued, fully paid and non-assessable.

My opinion is limited to matters governed by the Federal laws of the United States of America and the General Corporation Law of the State of Delaware. I am not admitted to the practice of law in the State of Delaware. My opinion is as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof that may affect my opinion expressed herein.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ PAMELA SCOTT
Pamela Scott General Counsel—Human Resources